ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is made as of the 17th day of July, 1997, by and among Payne Fabrics, Inc., a Delaware corporation ("Seller"), Bell National Corporation, a California corporation ("Shareholder"), and Westgate Fabrics, Inc., a Texas corporation ("Purchaser").

                              W I T N E S S E T H:

     WHEREAS, the Seller is a distributor of decorative fabrics and related products to the interior design profession (the "Business"); and

     WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, the assets used or useful in the ownership and operation of the Business hereinafter described, under the terms and conditions herein set forth; and

     WHEREAS, the Shareholder is the sole shareholder of the Seller;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.   PURCHASE AND SALE OF ASSETS.

     1.1 Purchase and Sale of Assets. Subject to the conditions set forth in this Agreement, at the Closing (as defined hereinafter), the Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and receive from the Seller, all of Seller's right, title and interest in and to the following assets that are owned or held by Seller (the "Assets"), free and clear of all liens, security interests, charges, encumbrances and similar rights of others ("Liens") (other than Permitted Liens, as hereinafter defined), except those assets specifically listed on Schedule 1 attached hereto (the "Excluded Assets"):

          (a) All of the leasehold interests in real property located at (i) 390 Decorative Center, Dallas, Texas 75207, (ii) 351 Peachtree Hills Avenue N.E., #141, Atlanta, Georgia 30305, (iii) 979 Third Avenue, Space 1510, New York, New York 10022, and (iv) 41 Madison Avenue at 26th Street, 5th Floor, New York, New York 10010 (collectively the "Real Estate"), including but not limited to all improvements and all options thereon, subject, however, to such modifications of and/or amendments to such leasehold interests (and the leases therefor) as may be required or requested by any applicable landlord thereof (and, unless such modification or amendment would result in incremental cost or expense to Purchaser, not unreasonably objected to by the Seller or Purchaser);

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          (b)  All  equipment,   machinery,  spare  parts,  tools,  instruments,
     vehicles, furniture, fixtures and other similar items of tangible personal property used or held for use in the Business and/or located at any of the Real Estate;

          (c) All inventory, samples and sample books used or held for use in the Business (whether on location or in transit) and/or located at any of the Real Estate;

          (d) All accounts receivable relating to the Business;

          (e) All purchase orders, contracts and commitments of Seller relating to the Business, including, but not limited to, those for the purchase of items of inventory or other personal property placed or incurred by Seller;

          (f) All items of prepaid expense incurred by Seller in the operation of the Business;

          (g) All of Seller's customer lists, work orders, file and computer copies of customer invoices, customer files and other customer records, all drawings, specification sheets, files of all types primarily relating to the Business, technical information, administrative systems, telephone numbers, facsimile numbers, e-mail and internet addresses, and other such property which relates to the Business;

          (h) All of Seller's (i) proprietary information, designs, design properties (developed and undeveloped), trade secrets and confidential information, technical information and data, trademarks, trade names and service marks relating to the Business; (ii) machinery and equipment warranties and service contracts relating to the Business; (iii) all causes of action not pending as of the date hereof to the extent related to the Business or any of the Assets; and (iv) all other documentation (including archival properties) primarily relating to the operation of the Business, including all licenses and permits necessary or related to the operation of the Business (to the extent transferable);

          (i) All books and records primarily related to the Assets or the operation of the Business (or the appropriate extracts therefrom to the extent that such information is commingled with information unrelated to the Assets or Business), including all financial, accounting and property tax records, computer data and programs, market data, technical data and records and all correspondence with and documents pertaining to suppliers, governmental authorities and other third parties (it being understood, however, that copies of the same may be retained by the Seller);


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

          (j) The contractual rights of the Seller under those contracts, agreements and other documents listed as "Assumed Contracts" in part II on

     Schedule 2 hereto, as the same may be amended through the Closing Date (as defined in Section 2.2) with the mutual consent of the Seller and Purchaser (the "Assumed Contracts"); and

          (k) All other assets of Seller, both tangible and intangible, used or held for use in the operation of the Business and which are not Excluded Assets, including, but not limited to, all insurance recoveries or rights to the same relating to damages to or loss of the Assets.

In this Agreement, the term "Permitted Lien" means and includes: (i) liens for taxes, assessments and other government charges not yet due and payable; (ii) liens imposed by law, such as banker's, warehouseman's, mechanic's and materialmen's liens, and other similar statutory or common law liens arising in the ordinary course of business; (iii) Liens arising out of pledges, bonds or deposits under worker's compensation laws, unemployment insurance, old age pension or other social security or retirement benefits or similar legislation and deposits securing obligations for self-insurance arrangements in connection with any of the foregoing; (iv) easements, rights of way, building restrictions, minor defects or irregularities in title and such other encumbrances or charges against property (real, personal or mixed) as are of a nature that do not in a materially adverse way affect the marketability of the same or interfere with the use thereof in the ordinary course of business as presently conducted; (v) liens of landlords arising under the leases as to which a Company is lessee and which are disclosed pursuant to part II of Schedule 2 hereto; and (vi) liens securing indebtedness disclosed or reflected in the Seller Financial Statements (as defined in Section 3.6) which will be released and discharged in full on or prior to the Closing Date.

     1.2 Assumed Liabilities. At the Closing, the Purchaser shall assume and agree to pay, perform, satisfy and discharge in accordance with their respective terms (subject to any defenses or claimed offsets asserted in good faith against the obligee to whom such liabilities are owed) the following liabilities and obligations of the Seller (collectively the "Assumed Liabilities"):

          (a) The current trade accounts payable, open purchase orders, customer deposits and other accrued expenses (including accrued employee vacation and sick pay) and Real Estate expenses relating to the Business, as of the Closing Date, set forth in the categories listed on Schedule 2 hereto, in each case only to the extent accrued on the Closing Balance Sheet (as finalized as provided in Section 2.4); and

          (b) To the extent relating to periods on and after the Closing, the contractual obligations of the Seller under the Assumed Contracts.


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

Except as specifically set forth above, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility or liability of the Business or Seller.

2.   CONSIDERATION; CLOSING.

     2.1 Purchase Price. The consideration to be received by the Seller in exchange for the Assets (the "Purchase Price") shall be $3.85 million (subject to adjustment as described in Section 2.4 hereof), of which (i) $3.7 million will be paid to the Seller in cash at the Closing (and shall be subject to adjustment pursuant to Section 2.4) and (ii) $150,000 will be paid in cash at the Closing to an escrow agent (the "Escrow Agent") and held in accordance with the terms of the Post-Closing Escrow Agreement in the form of Exhibit A hereto (the "Escrow Agreement"). The Purchaser and Seller agree to allocate the foregoing Purchase Price and Assumed Liabilities for federal and state income tax purposes among the Assets (i) in accordance with their mutual agreement, which Purchaser and Seller will use their reasonable best efforts to arrive at within 60 days after the Closing Date, and (ii) in any event, in a manner not inconsistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the related Treasury Regulations issued thereunder (the "Treasury Regulations"); provided, however, that if such agreement is not so arrived at within such time period, either the Purchaser or Seller may, at its own expense, obtain appraisals of the Assets from qualified appraisers selected in good faith by the requesting party, and such appraisals shall control the allocation of the Purchase Price and Assumed Liabilities among the Assets, absent manifest error. With regard to the allocation described in this Section 2.1, the Purchaser and the Seller agree to file Form 8594 and all required supplemental and other forms, if any, with the Internal Revenue Service when due (including after extension) consistent with the allocations agreed to or otherwise determined hereunder.

     2.2 Time of Closing. A closing (the "Closing") for the sale and purchase of the Assets and assumption of the Assumed Liabilities shall be held at the offices of Purchaser in Dallas, Texas (or such other place as may be agreed upon by the parties in writing) on July 31, 1997 (provided, however, that such date may be extended by the Purchaser to no later than August 7, 1997 to accommodate any delay's in consummating Purchaser's financing) (the "Closing Date"). The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

     2.3 Closing Procedure. At the Closing, the Seller shall deliver to Purchaser such bills of sale, instruments of assignment, transfer and conveyance and similar documents as Purchaser shall reasonably request. Against such delivery, Purchaser shall (i) issue and deliver to Seller and the Escrow Agent the Purchase Price in accordance with Section 2.1 above and (ii) execute and deliver the assumption agreements with respect to the Assumed Liabilities as are contemplated by Section 1.2 hereof. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement and all


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

other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

     2.4. Purchase Price Adjustment. The Purchase Price shall be adjusted in accordance with the following procedures:

          (a) On or prior to the Closing Date, the Seller and Purchaser shall mutually determine a preliminary and estimated balance sheet of the Seller as of immediately prior to the effective time of the Closing, prepared in accordance with generally accepted accounting principles, applied consistently with the Seller's past practices; provided, however, that: (i) any items eliminated in connection with the transactions contemplated hereby (such as Excluded Assets and any other liabilities which are not Assumed Liabilities) shall be excluded therefrom; and (ii) in connection with the computation of current assets, (x) the inventory value of goods purchased prior to 1995 will not be permitted to exceed $449,000 (Pre-1995 Inventory"), (y) there will be an inventory reserve of no less than $130,000, and (z) "remnants" (i.e., pieces of less than four yards) will be given no economic value. The balance sheet so agreed-upon shall be referred to herein as the "Provisional Closing Balance Sheet".

          (b) Not later than 90 days after the Closing, the Purchaser, at its own cost, shall prepare and deliver to Seller a balance sheet of the Seller as of immediately prior to the effective time of the Closing (the "Closing Balance Sheet"), prepared in accordance with: (i) generally accepted accounting principles, applied consistently with the Seller's past practices (it being understood that the Purchaser will not seek to apply Purchaser's historic inventory valuation policy for such purpose) and (ii) otherwise, the provisos set forth in Section 2.4(a) above. The time period for preparation of the Closing Balance Sheet shall be extended for such additional time period that may be required in the event that the Seller and its representatives do not furnish to the Purchaser books and records (or supplemental information relating thereto) that may be reasonably requested in order for the Purchaser to prepare the Closing Balance Sheet.

          (c) In connection with preparing and finalizing (as hereinafter provided) the Closing Balance Sheet, the parties shall determine (as provided herein) the Working Capital of the Seller as of immediately prior to the effective time of the Closing (the "Closing Date Value"). For purposes of this Agreement, "Working Capital" means the difference between
     (i) total current assets of the Seller, as set forth on the Closing Balance Sheet, less (ii) the Assumed Liabilities of the Seller, as set forth on the Closing Balance Sheet; in each case giving effect to: (x) the adjustments described or referred to in clauses (a) and (b) above, and (y)


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

     the procedures for the final determination thereof as set forth in the following provisions of this Section 2.4.

          (d) Within 60 days after the Closing Balance Sheet is delivered to Seller pursuant to clause (b) above, Seller, at its own cost, shall complete its examination thereof, and provide for the examination thereof by its accountants, if necessary, and shall deliver to the Purchaser either
     (i) a written acknowledgment accepting the Closing Balance Sheet, including the determination of the Closing Date Value, or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Closing Balance Sheet or the Closing Date Value ("Adjustment Report"). A failure by Seller to deliver the Adjustment Report within the required 60 day period shall constitute its acceptance of the Closing Balance Sheet and the Closing Date Value. The Purchaser shall, and shall cause its independent auditors to, cooperate with Seller and its accountants (including any independent accountants) in the course of the preparation of the Adjustment Report. Such 60 day time period set forth above shall be extended for such additional time period that may be required in the event that the Purchaser and its representatives do not furnish to the Seller books and records (or supplemental information relating thereto) that may be reasonably requested in order for the Seller to prepare the Adjustment Report.

          (e) During a period of 30 days following the delivery by Seller of the Adjustment Report, Seller and Purchaser shall attempt to resolve any difference they may have with respect to the matters raised in the Adjustment Report. In the event Seller and Purchaser fail to agree on all of the proposed adjustments contained in the Adjustment Report within such 30 day period, then Seller and Purchaser mutually agree that the New Orleans, Louisiana office of Arthur Andersen LLP (the "Independent Auditors") shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement; provided, however, that the Independent Auditors shall not propose changes to the Adjustment Report that would result in the Closing Date Value being outside the range between the respective determinations of such Closing Date Value by Seller and Purchaser. The decision of the Independent Auditors shall be final and binding on Seller and Purchaser, and may be used in a court of law by either Seller or Purchaser for the purpose of enforcing such decision. The costs and expenses of the Independent Auditors and their services rendered pursuant to this clause (e) shall be borne by the non-prevailing party or, if neither party prevails, equally by Seller and Purchaser.

          (f) In the event that, after finalization of the Closing Balance Sheet, the Closing Date Value as set forth thereon is greater than $2.5 million, Seller shall be entitled to receive from Purchaser, and Purchaser shall be obligated to pay to Seller, an amount of cash equal to such excess (without any interest).


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

     In the event that such Closing Date Value is less than $2.5 million, Purchaser shall be entitled to receive from Seller, and Seller shall be obligated to pay to Purchaser, an amount of cash equal to such deficiency (without any interest); and Seller hereby authorizes Purchaser to claim such amount from the Escrow Agent in accordance with the provisions of the Escrow Agreement. In either event, such cash shall be paid within five business days after the finalization of the Closing Balance Sheet to such account as may be designated by the party entitled to receive the same.

3.   REPRESENTATIONS AND WARRANTIES OF THE SELLER.

     The Seller hereby represents and warrants to the Purchaser, as follows:

     3.1 Organization and Good Standing of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2 Subsidiaries, Investments. The Seller has no equity, profit sharing, participation or other ownership interest in any corporation or partnership.

     3.3 Corporate Power and Authority; Binding Effect. The Seller has the corporate power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets, to carry on its business as currently being conducted, and to execute, deliver and perform this Agreement, the Consulting Agreement (as defined in Section 7.4) and the Escrow Agreement (the Consulting Agreement and Escrow Agreement being collectively referred to as the "Ancillary Agreements"). Each of this Agreements and the Ancillary Agreement, has been, or at the time of the Closing will have been, duly authorized, executed and delivered by the Seller and is, or from and after the Closing will be, the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except that (i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     3.4 Compliance with Other Instruments. Neither the execution and delivery by the Seller of this Agreement and the Ancillary Agreements nor the consummation by it of the transactions contemplated hereby and thereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of the Seller pursuant to (i) the Seller's certificate or articles of incorporation or bylaws,
(ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or material lease agreement, other agreement or instrument by which the Seller is bound, to which it is a party or


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

to which its assets are subject ("Material Seller Agreements"), or (iii) judgment, order, injunction or decree by which the Seller is bound, to which it is a party or to which its assets are subject, excepting, however, in the case of the foregoing clause (ii): (x) such Material Seller Agreements which are not Assumed Contracts and which the Seller shall satisfy or discharge in full with the Purchase Price funds, and (y) such violations, breaches, conflicts, defaults, accelerations, liens, claims and encumbrances which could not reasonably be expected to have a material adverse effect on the business, results of operations, Assets or condition (financial or otherwise) of the Business or on the ability of the Seller to perform its obligations under this Agreement (a "Material Adverse Effect").

     3.5 Consents. No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Seller of this Agreement or the Ancillary Agreements or the consummation by the Seller of the transactions contemplated hereby and thereby. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Seller of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for such authorizations and consents: (i) under non-Assumed Contracts and satisfy or discharge in full with the Purchase Price Funds, and (ii) the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

     3.6 Financial Statements and Records of the Seller.

          (a) The Seller has delivered to Purchaser true, correct and complete copies of (i) the balance sheet of the Seller as of December 31, 1996, and the related statement of income for the year then ended, accompanied by the audit report of Ernst & Young thereon, and (ii) the unaudited balance sheet of the Seller as of May 31, 1997, and the related statement of income for the five months then ended (collectively, the "Seller Financial Statements").

          (b) The Seller Financial Statements present fairly in all material respects the financial position of the Seller as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods. The books and records of the Seller have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of the Seller set forth in the Seller Financial Statements.


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

     3.7 Absence of Certain Changes. Since May 31, 1997, the Seller has not (except as may result from the transactions contemplated by this Agreement or otherwise disclosed in writing to the Purchaser).

          (i) suffered any change in its business, results of operations, working capital, assets, liabilities or condition (financial or otherwise) or the manner of conducting its business other than changes in the ordinary course of business that, individually or in the aggregate, have not had a Material Adverse Effect;

          (ii) suffered any damage or destruction to or loss of its assets not covered by insurance, or any loss of suppliers, that has had a Material Adverse Effect;

          (iii) acquired or disposed of any asset, or incurred, assumed, guaranteed or endorsed any indebtedness, liability or obligation, or subjected or permitted to be subjected any material amount of Assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business or pursuant to agreements in force at the date of this Agreement;

          (iv) forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims;

          (v) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or
     agreements,   other  than  renewals  or  extensions   thereof  and  leases,
     agreements, transactions and commitments entered into in the ordinary course of business;

          (vi) written up, written down or written off the book value of any material amount of assets;

          (vii) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in accordance with established policies, practices or requirements;

          (viii) entered into any employment, consulting, compensation or collective bargaining agreement with any person or group;

          (ix) entered into, adopted or amended any employee benefit plan; or

          (x) declared or distributed any dividend in respect of its capital stock, or repurchased any of its capital stock, or paid any management fee or similar payment to the Shareholder or its affiliates.


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

     3.8 No Material Undisclosed Liabilities. There are no material liabilities or obligations of the Seller of any nature, whether absolute, accrued, contingent or otherwise, other than (i) the liabilities and obligations that are fully reflected, accrued, or reserved against on the Seller Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since May 31, 1997 or (ii) liabilities or obligations not required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles.

     3.9 Tax Liabilities. The Seller has filed all federal, state, county and local tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales and use taxes; has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due; and has made required cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations has been granted to or requested by the Seller with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been assessed (or, to the knowledge of the Seller, claimed or proposed) against the Seller, nor has the Seller received notice of any such deficiency, delinquency or default.

     3.10 Title to Properties.

          (a) The Seller has good and marketable fee or leasehold title to the Assets reflected in its books and records as being owned or leased, including (except as they have since been affected by transactions in the ordinary course of business or otherwise permitted by Purchaser) the real and personal properties reflected in the Seller Financial Statements (except for assets subject to financing leases required to be capitalized under generally accepted accounting principles, all of which are so reflected in the Seller Financial Statements or notes thereto), and all assets purchased by the Seller since the date of the Seller Financial Statements (except for such assets as have been disposed of by the Seller in the ordinary course of business or otherwise permitted by Purchaser), free and clear of any lien, claim or encumbrance, except (i) as reflected in the Seller Financial Statements or notes thereto, (ii) Permitted Liens and (iii) arising from the absence of lessor consent required by the terms of any lease.

          (b) (i) Applicable zoning ordinances permit the operation of the Business at the Real Estate; (ii) the Seller (or owners of the Real Estate) has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to operate the Business; and (iii) neither the whole nor any portion of the Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received; except in each case where the failure of such provisions to be true and correct would not have a material adverse effect on the business and operations of the Business. To the Seller's knowledge, no such condemnation, requisition or taking is threatened or contemplated and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect the Business conducted at Real Estate. To the knowledge of the Seller, the Real Estate has not been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability of the Seller or Business under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in the Real Estate.

          (c) The Seller has received no notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Business conducted at the Real Estate.

          (d) To the knowledge of the Seller, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, the Real Estate which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

     3.11 Equipment, Inventory, Sample Books, Accounts Receivable.

          (a) All of the equipment included in the Assets viewed as a whole (and not on an asset by asset basis) are in good condition and working order, ordinary wear and tear and obsolescence excepted, are suitable for the uses for which intended, and are free from any known defects, ordinary wear and tear and obsolescence excepted and except for such minor defects as do not substantially interfere with the continued use thereof.

          (b) The inventory included in the Assets (excluding Pre-1995 Inventory and "remnants" (i.e., pieces of less than four yards)) is, to the knowledge of the Seller and Shareholder, (i) of good and merchantable quality, subject to such inventory reserves (of not less than $130,000 for all inventories) as are set forth in the Seller Financial Statements and (ii) valued in the Seller Financial Statements in accordance with past practice of the Seller.

          (c) The accounts receivable included in the Assets are collectible in the ordinary course of business, subject to such reserves for doubtful accounts as are set forth in the Seller Financial Statements.

          (d) Seller's sample book spending in 1996 was at least $689,000. In 1997, Seller's sample book spending through June 30 was at least $293,000.

     3.12 Contracts. Included in part II of Schedule 2 hereto is a complete and accurate list of all of the following categories of contracts and commitments (including summaries of oral contracts) to which the Seller is a party or bound and which are included in the Assumed Contracts:

          (i) contracts with any labor union; employee benefit plans or contracts; and employment, consulting or similar contracts, including confidentiality agreements;

          (ii) leases, whether as lessor or lessee; all agreements, instruments of indebtedness or commitments in each case involving liabilities to be assumed pursuant to the terms of this Agreement; and guaranty or suretyship, performance bond, indemnification or contribution agreements involving obligations;

          (iii) contracts with third parties that involve aggregate payments by the Seller of more than $25,000;

          (iv) a current listing of purchase orders or commitments for the purchase of items of inventory or other personal property;

          (v) insurance policies material to the business of the Seller; and

          (vi) other contracts that are material to the operations, business or financial condition of the Business.

To the extent requested, the Seller has furnished or made available accurate and
complete   copies  of  the  Assumed   Contracts   to   Purchaser.   All  of  the
above-referenced

Assumed Contracts are valid, binding, subsisting and enforceable obligations of the Seller.

     3.13 Litigation and Government Claims. There is no pending suit, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, to which the Seller is a party or to which its assets are subject which would, if decided against the Seller, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Seller, there are no such proceedings threatened or contemplated which would, if decided against the Seller, individually or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of the Business.

     3.14 No Violations or Defaults. To the knowledge of the Seller, the Seller is not in violation of or default under nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of a lien, claim or encumbrance upon any property or asset of the Seller pursuant to, the articles of organization or bylaws of the Seller or any loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree to which the Seller is a party, by which it is bound, or to which any of its assets is subject, except
(i) Material Seller Agreementswhich are not Assumed Contracts and which Seller shall not satisfy or discharge in full with the Purchase Price funds and (ii) where such violation or default would not have a Material Adverse Effect. To the knowledge of the Seller, there are no existing violations of any law applicable to the Business that have a material adverse effect on the business, operations, properties, assets or condition of the Business.

     3.15 Labor Matters.

          (a) The Seller is not party to any collective bargaining agreements with any union, and no collective bargaining agreement is currently being negotiated by the Seller.

          (b) There are no discrimination charges against the Seller (relating to sex, age, race, national origin, handicap or veteran status) pending before any federal or state agency or authority that is reasonably likely to have a Material Adverse Effect.

          (c) There is no labor strike or similar material dispute pending or, to the knowledge of the Seller, threatened against or involving the Seller.

          (d) There is no arbitration proceeding under any collective bargaining agreement pending or, to the knowledge of the Seller, threatened involving any employees of the Seller.

          (e) For the past two years, the Seller has followed the practices outlined in its employee policy manuals in all material respects with regard to conditions and terms of employment and termination benefits with respect to its employees.

     3.16 Brokers and Finders. The Seller has not engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has, as a result of any agreement or action by the Seller, any right or valid claim against the Seller, Purchaser or any of Purchaser's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

     3.17 No Oral Representations. The Purchaser acknowledges and agrees that neither the Seller nor Shareholder (nor any of their respective officers, directors, affiliates, employees, representatives or other agents) has made any oral representation or warranty with respect to the Seller, the Business, this Agreement and/or the transactions contemplated hereby.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser hereby represents and warrants to the Seller as follows:

     4.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Texas and has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

     4.2 Due Authorization, Execution and Delivery. Purchaser has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles. From and after the Closing, each of the Ancillary Agreements will be duly executed and delivered by Purchaser and will constitute the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

     4.3 No Violation. Neither the execution and delivery by Purchaser of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of (i) the Purchaser's certificate or articles of incorporation or bylaws, (ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or material lease agreement, other agreement or instrument by which the Purchaser is bound, to which it is a party or to which its assets are subject, or (iii) judgment, order, injunction or decree by which the Purchaser is bound, to which it is a party or to which its assets are subject.

     4.4 Consents. No consent, approval, authorization, license, exemption of, filing or registration with any court, governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, is required by Purchaser in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation by it of any transaction contemplated hereby and thereby. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by Purchaser of this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, except as may have been previously obtained by Purchaser and are in full force and effect.

     4.5 Finders and Brokers. The Purchaser has not engaged any person other than Conrad/Collins Merchant Banking Group ("MBG"), the fees and expenses of which will be paid by the Purchaser or its affiliates, to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person (including MBG) has, as a result of any agreement or action by the Purchaser or any of its affiliates, any right or valid claim against the Seller or any of Seller's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

     4.6 No Oral Representations. The Seller and Shareholder acknowledge and agree that neither the Purchaser nor any of its officers, directors, affiliates, employees, representatives or other agents has made any oral representation or warranty with respect to the Purchaser, this Agreement and/or the transactions contemplated hereby.

5.   CERTAIN COVENANTS AND AGREEMENTS.

     5.1 Reasonable Efforts. Each of the Seller, Shareholder and Purchaser shall take all reasonable action necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at its disposal to obtain all necessary consents and approvals of other persons and governmental authorities required to enable it to consummate the transactions contemplated by this

Agreement. Except as otherwise provided herein, each of the Seller, Shareholder and Purchaser acknowledges and agrees that it shall pay all of its own costs, fees and expenses incurred by it in obtaining such necessary consents and approvals. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the others.

     5.2 Public Announcements. Prior to Closing, no party hereto shall make any announcement to the public, the Seller's or Purchaser's respective "trades" or to the respective employees, customers or suppliers of such parties, or to any federal, state, local or foreign government, agency or authority, with respect to this Agreement and/or the transactions contemplated hereby (an "Announcement") to which any other such party hereto shall reasonably object; however, Shareholder will be required under the Securities Exchange Act of 1934, as amended, to report this Agreement and such transactions, and such reporting (to the extent required under such Act) shall be permitted in all events. Prior to Closing, each party shall afford the other parties hereto the opportunity to review and comment upon each Announcement proposed to be made by it prior to the release thereof.

     5.3 Ordinary Course of Business. During the period from the date hereof to the Closing Date, unless the prior consent of Purchaser is first obtained and except as may be required to obtain consents and approvals required under
Section 5.1, the Seller shall not, and the Shareholder shall cause the Seller to not, (i) knowingly take any action which would cause any representation contained in Article 3 to be untrue as of the Closing Date, (ii) enter into any transaction with respect to the Business other than in the ordinary course of business, (iii) permit any encumbrance, mortgage or pledge on any Asset (other than Permitted Liens), (iv) dispose of any material Asset, or (v) except in the ordinary course of business, incur any liabilities in the category of Assumed Liabilities not reflected on the Seller Financial Statements. During the period from the date hereof to the Closing Date, unless the prior consent of Seller is first obtained and except as may be required to obtain consents and approvals required under Section 5.1, the Purchaser shall not knowingly take any action which would cause any representation contained in Article 4 to be untrue as of the Closing Date.

     5.4 Employees. Seller will terminate all of its employees as of the Closing Date and shall assume all liabilities or obligations to such employees relating to: (i) any violation by Seller of (or non-compliance by Seller with) the Worker Adjustment and Retraining Notification Act with respect to "plant closings,"
(ii) salary and severance obligations to such employees accrued through the Closing Date, (iii) claims for health care and other benefits accrued through the Closing Date (excluding vacation and sick pay accrued on the Closing Balance Sheet) and (iv) any failure to provide health continuation coverage, if any, required by ERISA to any employees not hired by

Purchaser. Seller acknowledges that Purchaser may elect to offer employment to certain of such terminated employees on and after the Closing Date.

     5.5 Acquisition Proposals. From the date hereof until the Closing Date or until this Agreement is terminated or abandoned as provided in this Agreement, neither Seller nor Shareholder shall, directly or indirectly, (i) solicit or initiate discussion with or (ii) enter into negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than Purchaser or its authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction involving Seller or the Assets, and each of Shareholder and Seller will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence.

     5.6 Seller Financial Statements. From the date hereof until the Closing Date, Seller shall promptly furnish to the Purchaser copies of all of its internally prepared unaudited financial statements for periods on and after May 31, 1997.

     5.7 Seller Name. Promptly after the Closing, Shareholder shall cause the Seller to change its corporate name to a name which does not contain the words "Payne" or "Fabrics."

     5.8 Confidential Information. In the event the Closing shall not occur, each party and their respective counsel, accountants, lenders and their respective employees, agents and representatives shall treat in confidence all confidential documents and materials and other confidential information which they shall have obtained regarding the other and its respective business during the course of the negotiations leading to the transactions contemplated hereby and shall return all copies (including computer files) of non-public documents and materials which have been furnished in connection therewith. Further, in the event the Closing shall occur, Seller and Seller's counsel, accountants, lenders and their respective employees, agents and representatives shall treat in confidence all confidential documents and materials and other confidential information which they shall have obtained regarding the Business, the Purchaser or any affiliate thereof, if obtained at any time insofar as the same relates to the Business or (as the same relates to the Purchaser or any affiliate), if obtained during the course of the negotiations leading to the transactions contemplated hereby, and shall return or destroy all copies (including computer files) of non-public confidential documents and materials which have been furnished in connection therewith or which contain or incorporate any of the foregoing.

     5.9  Cooperation.  After the Closing Date,  the Purchaser and Seller shall:
(1) make available to each other, as reasonably requested, and to any taxing authority or any accountant or other authorized employee representative, all information, records or documents (i) relating to tax liabilities or potential tax liabilities of the Seller and/or Business for all periods prior to or including the Closing date, and (ii) reasonably necessary in order to prepare consolidated financial statements for any period prior to or including the Closing Date, and (2) shall preserve all such information, records and documents until the expiration of any applicable statute of limitations (including extensions thereof) or other relevant period. The Purchaser shall not take any action with respect to any taxes or tax returns which could result in any liability, payment or obligation to the Seller or Shareholder in respect of any taxes owing by the Seller and/or Business without the prior written consent of Seller. Seller and Purchaser shall promptly notify Seller in writing of any notice, inquiry, audit, examination or other state of fact which could result in any liability, payment or obligation to Seller in respect of any taxes owing by the Seller and/or Business. Seller shall be responsible for any assessment of tax for periods up to the Closing Date, shall control any audit or assessment process, and shall bear its own costs. Each party shall bear its own expenses in complying with the foregoing provisions.

     5.10 Financing. Purchaser has delivered to Seller true, correct and complete copies of its commitments to obtain the financing(s) in order to pay the entire cash Purchase Price. Any additional information requested by Seller in writing and provided by Purchaser with respect to such financing(s), the sources thereof and the Purchaser's own financial resources shall be, to the knowledge of the Purchaser, true, complete and correct in all material respects. Purchaser will use its reasonable best efforts to comply (or will cause compliance) with all covenants with respect to, will use its best reasonable efforts to satisfy (or cause to be satisfied) all conditions within its (or its affiliates) control to, such financing(s). The Purchaser will promptly advise Seller of any facts, circumstances or events reasonably likely to prevail or occur that would grant any such financing source the right to refuse to fund, or otherwise lead such financing source to refuse to be or be unable to fund, the financing(s) committed to by such source(s).

     5.11 Ohio Real Estate Lease. Purchaser agrees from and after the Closing Date to assume all expenses of the tenant (on a "triple net basis") under the lease for the Seller's Kettering, Ohio facility for the 90 day period referenced in Section 6.6, including rent, utilities, insurance, taxes and other expenses chargeable to tenant thereunder (but excluding any lease termination fees or fees paid for consents to the transactions contemplated hereby). Nothing contained herein shall require Purchaser to enter into any sublease or similar arrangement with the landlord of such real estate.

6.   CONDITIONS TO PURCHASER'S CLOSING.

     All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

     6.1 Representations, Etc. The Seller shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by it at or prior to the Closing, and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement). The Seller shall have executed and delivered to the Purchaser a certificate or certificates certifying its compliance with the foregoing, in form and substance satisfactory to the Purchaser. Notwithstanding the foregoing sentence: (i) from time to time on or prior to the Closing, the Seller shall be permitted to deliver to Purchaser information which changes, modifies or supplements the representations and warranties set forth in Section 3 because of the occurrence or non-occurrence of any event, or any circumstance arising, after the date of this Agreement; (ii) upon such delivery such representations and warranties shall deemed to be amended by such information, and (iii) if, in the reasonable judgment of Purchaser, such event(s) or circumstance(s) results in the incurrence of additional losses, claims, expenses or liabilities to the Purchaser for which Seller or Shareholder has not made adequate provision for payment, then the condition stated in the second sentence of this Section 6.1 shall be deemed not to have been satisfied. If, notwithstanding (x) any failure of such condition as provided in the foregoing clause "(iii)", or (y) any misrepresentation on the part of the Seller as to which Purchaser has received written notice (such notice specifically noting the section(s) of this Agreement as to which there has been a misrepresentation) from or on behalf of Seller prior to the Closing, Purchaser proceeds with the Closing, then such failure of condition and/or such misrepresentation (as the case may be) shall be deemed for all purposes to be waived.

     6.2 Consents. All consents and approvals required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to Purchaser and shall be in full force and effect.

     6.3 No Adverse Litigation. No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal, (ii) materially adversely affecting the value of the Assets or (iii) making Purchaser or its officers, directors or affiliates liable for the payment of damages to any person.

     6.4 Inventory Due Diligence Investigation. Purchaser's due diligence investigation of the Business shall not have revealed any matters materially adverse to Purchaser regarding the condition, age or value of the inventory of the Business.

     6.5 Financing. Purchaser shall have obtained the financing(s) referred to in Section 5.10 hereof; provided, however, that this condition shall be deemed to be satisfied if such financing shall not have been obtained due to a breach by Purchaser of Section 5.10.

     6.6 Ohio Real Estate. The landlord of the real estate leased by Seller in Kettering, Ohio shall have agreed to permit Purchaser to access and occupy such facilities for a period of 90 days from the Closing Date at a monthly cost to Purchaser equal to the monthly cost presently incurred by Seller for such space.

     6.7 Closing Deliveries. Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 8.1 hereof.

7.   CONDITIONS TO SELLER'S CLOSING.

     All obligations of the Seller under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Seller may, in its sole discretion, waive any or all of such conditions in whole or in part:

     7.1 Representations, Etc. Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser as of the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

     7.2 Consents. All consents and approvals required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to Seller and shall be in full force and effect.

     7.3 No Adverse Litigation. No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal, or (ii) making the Seller, Shareholder or any of their respective officers, directors or affiliates liable for the payment of damages to any person.

     7.4 Consulting Agreement The Purchaser shall have entered into a consulting agreement with Seller in the form of Exhibit B hereto (the "Consulting Agreement").

     7.5 Closing Deliveries. The Seller shall have received each of the documents or items required to be delivered to it pursuant to Section 8.2.

8.   DOCUMENTS TO BE DELIVERED AT CLOSING.

     8.1 To Purchaser. At the Closing, there shall be delivered to Purchaser:

          (a)  The  bills  of  sale,   agreements  of  assignment   and  similar
     instruments of transfer to the Assets contemplated by Section 2.3 hereof.

          (b) A certificate, signed by an executive officer of Seller, as to the fulfillment of the conditions set forth in Sections 6.1 through 6.3 hereof.

          (c) The Ancillary Agreements.

          (d) All other items reasonably requested by Purchaser.

     8.2 To Seller. At the Closing, there shall be delivered to the Seller:

          (a) The cash Purchase Price contemplated by Section 2.1 hereof, in the form of wire transfer or cashier's or certified check as the Seller may direct;

          (b) A certificate, signed by an executive officer of Purchaser, as to the fulfillment of the conditions set forth in Sections 7.1 and 7.2 hereof.

          (c) An assumption agreement pursuant to which Purchaser shall assume the Assumed Liabilities.

          (d) The Ancillary Agreements.

          (e) All other items reasonably requested by the Seller.

9.   SURVIVAL.

     All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing; provided, however, that notice of any claim, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given within one year from the Closing Date (two years from the Closing Date with respect to the covenant contained in Section 5.4). The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties. No representation or warranty contained herein shall be deemed to be made at any time after the date of this Agreement or, if made in a certificate, the date of such certificate.

10.  INDEMNIFICATION OF PURCHASER.

     Subject to the limitations set forth in Sections 9 and 12, the Seller and the Shareholder, jointly and severally, shall, from and after the Closing Date, indemnify and hold Purchaser harmless from, against, for and in respect of:

          (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of the Seller contained in this Agreement or any document, certificate or agreement executed in connection with this Agreement;

          (b) any and all non-Assumed Liabilities of Seller; and

          (c) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.

11.   INDEMNIFICATION OF SELLER.

     Subject to the limitations set forth in Sections 9 and 12, Purchaser shall, from and after the Closing Date, indemnify and hold the Seller and the Shareholder harmless from, against, for and in respect of:

          (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Seller because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement or any document, certificate or agreement executed in connection with this Agreement;

          (b) any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Business on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Seller contained in this Agreement or any document, certificate or agreement executed in connection with this Agreement;

          (c) any of the Assumed Liabilities; and

          (d) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.

12.   GENERAL RULES REGARDING INDEMNIFICATION.

     The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the third parties shall be subject to the following terms and conditions:

          (a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in
     Section 10 or 11 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

          (b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11 hereof, the indemnifying party shall have the right to control the defense (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) of the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that it is obligated to indemnify under such indemnity agreement. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, or (B) counsel to such indemnified party shall have reasonably concluded and specifically notified the indemnifying party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained in Sections 10 and 11 hereof. In the latter such case only that portion of such fees and expenses of the indemnified party's separate counsel reasonably related to matters covered by the indemnity agreements contained in Section 10 or 11 hereof shall be borne by the indemnifying party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

          (c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

          (d) Neither the indemnified party nor the indemnifying party shall make any settlement of any claims without the written consent of the other such party, which consent shall not be unreasonably withheld or delayed.

          (e) If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

          (f) No indemnified party shall make any claim unless and until it has incurred indemnified losses, damages and expenses in the cumulative aggregate amount of $10,000, and then only in respect of the excess over such $10,000 minimum.

          (g) No party hereto shall have any liability to any other party hereto for any punitive, consequent, incidental or special damages by virtue of any breach of any representation, warranty, covenant or agreement in or pursuant to this Agreement or any other agreement, instrument, certificate or other document executed and delivered pursuant hereto or in connection herewith or the transactions contemplated hereby.

          (h) Each party hereto agrees that the sole liability of any other party hereto for any claim with respect to the transactions contemplated under this Agreement from and after the Closing Date shall be limited to indemnification under Sections 10, 11 and 12; provided, however, that the foregoing shall not be deemed to prohibit or restrict the availability of any equitable remedies (including specific performance) in the event of any "Default" described in Section 13 (or in any provision of this Agreement or other document which specifically contemplates the availability, or permits the exercise, of equitable remedies (including specific performance)).

          (i) In the event that Seller indemnifies Purchaser in respect of a claim for indemnification under Section 10(a) in connection with a breach of Section 3.11(c) with respect to any accounts receivable of the Seller, then the Purchaser shall promptly assign (without recourse, representation or warranty) the relevant receivable or receivables to (or as directed by) the Seller, but only to the extent of the amounts actually paid by Seller.

          (j) To the extent that funds are available for such claim under the Escrow Agreement, Purchaser shall make a claim against such funds (in accordance with the terms and conditions of the Escrow Agreement) in order to satisfy a claim for indemnification permitted under this Agreement.

13.  DEFAULT; REMEDIES.

     In the event that the Closing is not consummated by virtue of a material default made by the Seller or Purchaser in the observance or in the due and timely performance of any of its covenants or agreements herein contained ("Default"), the non-Defaulting party shall be entitled to specific performance of Sections 1, 2, 5, 6, 7, and 8 of this Agreement. In the event that specific performance is not available, the non-Defaulting party shall be entitled to such other remedies as are available at law or in equity.

14.  TERMINATION PRIOR TO CLOSING

     This Agreement may be terminated by either Purchaser or the Seller (as set forth below), if either such party is not then in Default upon written notice to the other upon the occurrence of any of the following:

          (a) By the non-Defaulting party, if the other party Defaults and such Default has not been cured within 30 days of written notice of such Default by the other party;

          (b) By mutual consent of the Seller and the Purchaser; or

          (c) If the Closing has not occurred on or before August 7, 1997.

15.  MISCELLANEOUS PROVISIONS.

     15.1 Expenses. Except as otherwise expressly provided herein, each party shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

     15.2 Prorations. All items of income and expense arising from the operation of the Business with respect to the Assets and the Assumed Liabilities before the Closing Date shall be for the account of the Seller and thereafter shall be for the account of the Purchaser.

     15.3 Amendment. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

     15.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given to the receiving party or parties: (x) if mailed by certified mail, return receipt requested, five business days thereafter, (y) if sent by nationally recognized "next-day" delivery service, the next business day thereafter, and (z) if personally delivered or telecopied, the day thereof (or, if not a business day, the next business day thereafter) if addressed or sent to the telecopy number set forth below (or at such other address ro telecopy number for a party as shall be specified by like notice hereunder):

If to the Seller:

     c/o Bell  National  Corporation
     4209  Vineland  Road,  Suite J-1
     Orlando, Florida 32811
     Attention: President
     Fax: 407-849-0625

If to the Purchaser:

     1000 Fountain Parkway
     Grand Prairie, Texas 75050
     Attention: Floyd W. Collins, Chief Executive Officer
     Fax: 800-527-2517

     15.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. The parties hereto acknowledge and agree that Purchaser may assign, in whole or in part, its rights and obligations hereunder to its parent corporation (Westgate Acquisition Corporation) or another entity controlled by, controlling or under common control with, Purchaser and such affiliated corporation shall be deemed the "Purchaser" pursuant hereto; provided, however, if such assignment occurs, Westgate Fabrics, Inc. will continue to have ultimate responsibility for, and will guarantee performance of, all obligations, representations and duties contained herein and shall guarantee the obligations of such assignee hereunder.

     15.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.7 Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     15.8 Entire Agreement. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

     15.9 Waiver. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

     15.10  Bulk  Sales.  The  Purchaser  hereby  waives   compliance  with  all
applicable bulk sales laws (if any) in connection with the transactions contemplated hereby.

     15.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     15.12 Intended Beneficiaries. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

     15.13 Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         PAYNE FABRICS, INC.


                                         By:/s/ Thomas R. Druggish
                                            ------------------------------------



                                         BELL NATIONAL CORPORATION


                                         By:/s/ Thomas R. Druggish
                                            ------------------------------------



                                         WESTGATE FABRICS, INC.


                                         By:/s/ Floyd W. Collins
                                            ------------------------------------

                                                                      Schedule 1

                                 Excluded Assets


1. The following properties of Affiliates of the Seller in use at its facilities:

         o   One Dell Latitude LM & Accessories
         o   One Compaq LTE 386s/20 & Accessories
         o   One Winbook XP & Accessories
         o   Two Canon BJ-30 Printers & Accessories

2. Seller's corporate seal, minute books, charter documents, corporate stock record books and other books and records that pertain to the organization or Seller

3.   All cash and cash equivalents

                                                                      Schedule 2

                               Assumed Liabilities


I.   Categories of Assumed Liabilities

         a.   Trade accounts payable
         b.   Open purchase orders
         c.   Customer deposits
         d.   Accrued expenses
         e.   Customer return obligations
         f.   Employee vacation and sick pay


II.  Assumed Contracts

Name                         Description                                   Expiration

1.  Wells Fargo              Dayton building security system               30 day notice
2.  IBM                      Mainframe computer                            9/30/95 (est.)
3.  Dempsey Waste            Garbage collection                            1/1/97 (est.)
    System
4.  UPS                      Shipping
5.  Miami Valley Office      Fax Maintenance - Panafax (serial             30 days notice
    Products                 number 02940600545)
6.  Telecorp                 Telephone maintenance                         Annual
7.  Scoville                 Sample book fastener rental
8.  USA Mobile               Pagers                                        4/1/97
    Communications
9.  AT&T Dallas              Dallas showroom phone
10. Centel Lease             Telecommunications software
11. GE Capital               Auto leases
12. Roadway Express          Freight Discount Agreement
13. Smith Transfer           Freight Agreement
14. Bank One                 Credit card merchant agreement                30 day notice
15. Arch Pagin               Gary Murphy & Bill Arden Pagers
16. Pitney Bowes             Postage Meter Rental, quarterly
17. Panasophic               Easytrieve software license agreement         None
18. Ameritech                Ohio Yellow Pages
19. NY Showroom lease        NY Showroom (requires Letter of               12/31/03
                             Credit or security deposit of $26,250)
20. Dallas Showroom lease    Dallas showroom                               7/31/98
21. Atlanta Showroom         Atlanta showroom                              6/30/97 (possibly
    lease                                                                  extended month
                                                                           to month at 150%
                                                                           of current rent)


22. Marion Kent, Ltd. d.b.a  High Point, NC Agent Representative           30 day notice
    Altizer Cole Inc.        Agreement
23. Davison, George &        Boston, MA Agent Representative               60 day notice
    Frances                  Agreement
24. Dean-Warren, Ltd.        Scottsdale, AZ Agent Representative           90 day notice
                             Agreement
25. Decorators Walk          Los Angeles, CA Agent Representative          120 day notice
                             Agreement
26. Decorators Walk          San Francisco, CA Agent                       60 day notice
                             Representative Agreement
27. Designers Showroom       Seattle, WA Agent Representative              30 day notice
                             Agreement
28. Hines & Company          Washington, DC Agent Representative           Not Signed
                             Agreement, implied agreement has run
                             3 years. See new proposed agreement
                             below.
29. Hines & Company          Washington, DC Agent Representative           60 day notice
                             Agreement, new agreement signed by
                             Payne awaits their signature
30. J.T. Hooker Showroom     Denver, CO Agent Representative               60 day notice
                             Agreement
31. Interior Trading         Tampa, FL Agent Representative                60 day notice
    Company, Inc.            Agreement
32. J.W. Showroom, Inc.      Philadelphia, PA Agent Representative         90 day notice
                             Agreement
33. Lee Lawrence, Ltd.       San Diego, CA Agent Representative            60 day notice
                             Agreement. See new Laguna Nigel
                             agreement below.
34. Lee Lawrence, Ltd.       Laguna Nigel, CA Agent Representative         60 day notice
                             Agreement, new agreement signed by
                             Payne awaits their signature
35. Maximilian International New Orleans, LA Agent Representative          120 day notice
    Showrooms                Agreement
36. Pacific Home             Honolulu, HI Agent Representative             30 day notice
    Furnishings              Agreement
37. Jeffrey Michael          Dania (Miami), FL Agent Representative        90 day notice
    Showroom                 Agreement                                     after 2/5/98
38. Gene Smiley Inc.         Minneapolis, MN Agent Representative          30 day notice
                             Agreement
39. Thybony Wallcoverings    Troy (Detroit), MI Agent Representative       120day notice
                             Agreement
40. Thybony Wallcoverings    Chicago, IL Agent Representative              30 day notice
                             Agreement
41. TradeMarks, Inc.         Houston, TX Agent Representative              120 day notice
                             Agreement
42. TradeMarks, Inc.         Houston, TX Agent Representative              30 day notice
                             Agreement, new agreement signed by
                             Payne awaits their signature.

                                                  2


43. Bailey Showroom          Kansas City Affiliate Showroom                120 day notice
                             Agreement
44. Central Products d.b.a.  Oklahoma City Affiliate Showroom              No contract
    Designer's Works         Discount on fabric
45. Charlotte Designer's     Charlotte Affiliate Showroom                  60 day notice
    Showroom                 Agreement
46. Chicago Design Team      Itasca, IL Affiliate Showroom Agreement       30 day notice
47. DSR Design Group Inc.    Carmel, IN Affiliate Showroom                 120 day notice
                             Agreement
48. Design Extension         Tulsa, OK Affiliate Showroom                  No contract
                             Discount on fabric
49. Design Resource Inc.     Baton Rouge, LA Affiliate Showroom            No contract
                             Discount on fabric
50. Wholesale Accessories,   Birmingham, AL Affiliate Showroom             90 day notice
    Inc. d.b.a. Designers    Agreement
    Studio Resource
51. Josin Fabrics            Omaha, NE Affiliate Showroom                  No contract
                             Discount on fabric
52. Josin Fabrics            Lincoln, NE Affiliate Showroom                No contract
                             Discount on fabric
53. KBK, Inc.                San Antonio, TX Affiliate Showroom            Not signed, 30
                             Agreement                                     day notice
                                                                           implied
54. Larry's Inc.             Little Rock, AR Affiliate Showroom            120 day notice
                             Agreement
55. Laurco Fabrics Inc.      Wichita, KS Affiliate Showroom                No contract
                             Discount on fabric
56. Monroe & Associates      Beechwood, OH Affiliate Showroom              120 day notice
                             Agreement
57. Prade Inc.               Milwaukee, WI Affiliate Showroom              No contract
                             Discount on fabric
58. To The Trade             St. Louis, MO Affiliate Showroom              30 day notice
                             Agreement, proposed agreement would
                             become effective 7/1/97 subject to both
                             signatures
59. Showplace of Design      Austin, TX Affiliate Showroom                 No contract
                             Discount on fabric
60. Singer Showroom          Cincinnati, OH Affiliate Showroom             60 day notice
                             Agreement
61. Statements               Des Moines, IA Affiliate Showroom             No contract
                             Discount on fabric
62. Villa Decor Resource     Orlando, FL Affiliate Showroom                120 day notice
    Center Inc.              Agreement
63. Villa Decor Resource     Orlando, FL Affiliate Showroom                30 day notice
    Center, Inc.             Agreement, proposed agreement
                             awaits their signature
64. Coralys Designs          Puerto Rico Foreign Affiliate Showroom        No contract
                             Discount on fabric

                                                  3


65. I.F.T. Design Centre     Calgary Alberta Canada Foreign Affiliate      60 day notice
                             Showroom Agreement
66. AnneStarr Agencies       Vancouver British Columbia Canada             60 day notice
                             Foreign Affiliate Showroom Agreement
67. Tissa, Inc.              Montreal Quebec Canada Foreign                60 day notice
                             Affiliate Showroom Agreement
68. Tissa, Inc.              Toronto Canada Foreign Affiliate              60 day notice
                             Showroom Agreement
69. Unidad Textile Puente    Mexico City & Guadalajara, Mexico             60 day notice
                             Foreign Affiliate Showroom Agreement
70. Names & Marks, Inc.      Royalty Agreement Payable (8%) on
                             product sales
71. British National Trust   Royalty Agreement Payable (6%) on
                             product sales
72. Jane Albert Studio       Royalty Agreement Payable (5%) on
                             product sales
73. AnneStarr/WD Western     Royalty Agreement Payable (5%) on
    Design Upholstry         product sales
74. Jeff Jump                NC, SC & TN Independent Selling               30 day notice
                             Agent Agreement
75. Sardia, S.A.             Asian Pacific Rim Independent Selling         Not signed
                             Agent Agreement
76. George Young             Employment Contract
77. Corporate Care           Health Insurance Program
    Providers
78. Insurance Contracts

                                                                       Exhibit A



                              [See Exhibit 2.4]

                                                                       Exhibit B

                              CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement") entered into this ____ day of ___________, 1997, by and between Westgate Fabrics, Inc., a Texas corporation (the "Company"), and Payne Fabrics, Inc. ("Consultants").

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement do covenant and agree as follows:

     1. Consulting Services. During the term of this Agreement, the Consultants will be reasonably available from time to time for consultation on the subject of integrating the operations of Payne Fabrics, Inc. into the Company and advising the Company regarding such operations. At the Company's request, Consultants shall be available to perform consulting services as reasonably requested by the Company. Consultants may assign all or a portion of the rights and obligations hereunder to Bell National Corporation, Cadmus Corporation or any of their respective affiliates.

     2. Term. The term of the Consultants' performance of consulting services under this Agreement shall commence on the date hereof and continue for three months from the date hereof.

     3. Compensation. The Company shall pay to the Consultants the sum of $60,000, payable at the rate of $20,000 per month payable in arrears.

     4. Enforceability. All provisions of this Agreement are intended to be interpreted and construed in a manner making such provisions valid, legal and enforceable. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, legal and enforceable. In the event such provision or any portion thereof cannot be so modified or restricted, such provision or portion thereof shall be deemed to be excised from this Agreement and the validity, legality and enforceability of the remainder of this Agreement shall not be affected or impaired in any manner.

     5. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     6. Amendment. This Agreement may be amended, modified or supplemented only by a written instrument signed by the party against whom enforcement of any amendment, modification or supplement is sought.


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     7. Governing Law. This Agreement  shall be governed by and construed  under and enforced in accordance with the laws of the State of Texas, excluding the conflict of laws provisions of such jurisdiction.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                             WESTGATE FABRICS, INC.


                                             By:________________________________


                                             PAYNE FABRICS, INC.


                                             By:________________________________


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